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                                                                  EXHIBIT 5.01

                                  June 10, 1996

Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, CA  94063

Ladies/Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about June 11, 1996 in connection with the registration under the Securities Act of 1933, as amended, of up to 1,000,000 shares of your Common Stock (the "Common Stock") to be issued pursuant to awards to be granted by you under your 1995 Employee Stock Option Plan (the "Plan").

         As your counsel, we have examined the proceedings taken by you in connection with the increase in shares available under the Plan.

         It is our opinion that the Common Stock that may be issued pursuant to awards to be granted by you under the Plan, when issued and sold in the manner referred to in the Plan and the associated prospectus, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                Very truly yours,



                                Fenwick & West LLP

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